UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 17, 2008

NORTHERN OIL AND GAS, INC.
(Name of small business issuer in its charter)

Nevada	000-30955	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Ave Wayzata, MN	55391
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANTS BUSINESS AND OPERATIONS

Item 8.01 – Other Events.

American Stock Exchange Listing and Commencement of Trading

Northern Oil and Gas, Inc. (the “Company”) announced on March 19, 2008, that its shares of common stock have been approved for listing on the American Stock Exchange (AMEX) under the symbol “NOG.”  In connection with the anticipated listing, the Company signed and submitted a Listing Agreement (the “Listing Agreement”) to the AMEX, and it was accepted by AMEX on March 17, 2008.  This approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the AMEX, and may be rescinded if the Company is not in compliance with such standards.  Under the terms of the Listing Agreement, the Company certifies that it will comply with all AMEX rules, policies and procedures that apply to listed companies.  The Company’s common is expected to commence trading on the AMEX during midweek of March 24, 2008, pending specialist selection.

Amendment to Committee Charters

In connection with the Company’s anticipated listing on AMEX, on March 18, 2008, the Company’s Board of Directors approved certain amendments to the Company’s Nominating Committee Charter and Audit Committee Charter to ensure those charters are consistent with AMEX listed company rules.  The Nominating Committee Charter was revised to permit the Nominating Committee to have one member that does not satisfy the definition of “independent” in the event that such individual is not a current officer or employee (or an immediate family member of an officer of employee) and the Board of Directors, under exceptional and limited circumstances, determines that membership on the committee by such individual is required by the best interests of the company and its shareholders.  Consistent with that exception and §804(b) of the AMEX Company Guide, the Board of Directors concluded that it is desirable and in the Company’s best interests to permit Carter Stewart to continue to serve as a member of the Company’s Nominating Committee, even though he does not meet all required qualifications to be considered an independent director, in light of the exceptional value the Board of Directors believes Mr. Stewart offers when considering individuals and companies for future employment and engagement by the Company.  The Audit Committee Charter was revised to require that the Company’s Audit Committee must meet on at least a quarterly basis and to clarify that the Audit Committee must review and approve all material transactions between the Company and its directors, officers and 5% or greater shareholders, as well as all material transactions between the Company and any relative or affiliate of any of the foregoing.

Current copies of the Company’s Nominating Committee Charter and Audit Committee Charter are available on the Company’s Web site at http://www.northernoil.com.

Receipt of Irrevocable Proxy

In connection with the Company’s anticipated listing on AMEX, on February 21, 2008, certain shareholders of the Company, including Joseph A. Geraci II, Kimerlie Geraci Lantern Advisers, LLC, Isles Capital, LLC or Mill City Ventures, LP (each a “Shareholder” and collectively, the “Shareholders”), executed and delivered to the Company an Irrevocable Proxy appointing the Secretary of the Company to act as proxy agent, with full power of substitution, and to vote any and all shares of capital stock of the Company owned by the Shareholders any and all other shares of capital stock of the Company which any Shareholder may hereafter acquire or for which any Shareholder may be deemed a beneficial owner.

For so long as the Irrevocable Proxy is effective, the Company’s Secretary has the power and right to vote on, assent or consent to any matter or action of any character whatsoever that may be presented at any shareholder’s meeting or which requires or permits the consent of the shareholders of the Company.  The Irrevocable Proxy requires that the Company’s Secretary vote on, assent or consent (as the case may be) all shares held by the Shareholders in favor of any stockholder matter in the same proportions as such matters are approved by holders of the Company’s common stock whom are not affiliated with any of the Shareholders.  The Irrevocable Proxy also prohibits each of the Shareholders from purchasing any shares of any class of capital stock of the Company, and provides that any order, agreement, understanding or other arrangement by any Shareholder to purchase shares of capital stock of the Company shall be null and void.

The Irrevocable Proxy is, by its terms, irrevocable and enforceable against each of the Shareholders for so long as Joseph A. Geraci II and/or any of the Shareholders and/or any affiliate of Mr. Geraci holds five percent or more of the total number of shares of any class of voting stock of the Company.  The Company’s legal counsel has provided an opinion indicating that the Irrevocable Proxy constitutes a legal, valid and binding obligation of each of the Shareholders.

The foregoing descriptions of the material terms of the Irrevocable Proxy do not purport to be complete descriptions of such document and are qualified in their entirety by reference to the Irrevocable Proxy, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1 99.1	Irrevocable Proxy dated February 21, 2008 Press Release dated March 19, 2008

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK;
SIGNATURE PAGE FOLLOWS]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  NORTHERN OIL AND GAS, INC.

Date:  March 19, 2008                                                                                                                  By /s/ Michael L. Reger
                                           Michael L. Reger, Chief Executive Officer